                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material under Rule 14a-12
                                CORUS BANKSHARES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                CORUS BANKSHARES
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
[CORUS BANKSHARES LOGO]    Robert J. Glickman               3959 N. Lincoln Ave.
                           President and CEO                Chicago, IL  60613




March 19, 2001


TO OUR SHAREHOLDERS:

I would like to invite you to attend the 2001 Annual Meeting of Shareholders of Corus Bankshares, Inc., to be held on Monday, April 23, 2001 at 10:00 a.m. at the Corus Bank, N.A. branch at 4800 N. Western Avenue, Chicago, Illinois.

The primary purpose of the Annual Meeting will be to elect seven directors and ratify the appointment of Arthur Andersen LLP as independent public accountants for 2001. We will also be sharing with you information about our performance during 2000. Additionally, the Annual Meeting will give you an opportunity to meet our Directors and our Senior Officers.

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN. If you do attend the Annual Meeting and wish to vote in person, you may do so, even though you have previously sent in a proxy.

I look forward to seeing you at the Meeting.

Very truly yours,

/s/ ROBERT GLICKMAN

                              PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of Corus Bankshares, Inc. (Corus) for use at the Annual Meeting of Shareholders, to be held on April 23, 2001, at 10:00 a.m., in the branch of Corus Bank, N.A., 4800
N. Western Avenue, Chicago, Illinois, or at any adjournment of such meeting. Each proxy received from shareholders will be voted at the meeting and, if specified, as directed, by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting for the election of the nominees for the office of Director, as set forth below, the ratification of Arthur Andersen LLP as independent public accountants, and, in accordance with the best judgment of the holders thereof, any other business which may properly come before the meeting and be submitted to a vote of the shareholders. Shares represented by proxies which are marked "withholding authority" with respect to the election of one or more nominees for election as director, proxies which are marked "abstain" on other proposals, and proxies which are marked "deny discretionary authority" on other matters WILL NOT be counted in determining whether a majority vote was obtained in such matters. With respect to brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares WILL NOT be included in the vote totals. A proxy may be revoked at any time prior to its exercise by means of a written revocation or a properly executed proxy bearing a later date. Shareholders having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of Corus prior to or at the time of a vote taken at the meeting. The cost of soliciting proxies in the accompanying form has been or will be borne by Corus.

          OUTSTANDING VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Corus has 14,143,140 shares of $0.05 par value Common Stock outstanding. Each share is entitled to one vote. Shareholders of record as of the close of business on February 28, 2001 are entitled to vote at the meeting. So far as is known to Corus, as of February 28, 2001, the following shareholders owned beneficially or of record more than five percent (5%) of the Common Stock of
Corus:

                                    Amount and Nature of
Shareholder (1)                    Beneficial Ownership         Percent
---------------                    --------------------         -------
R.J. Glickman                          4,525,573    (2)           31.5%
J.C. and B.R. Glickman                 2,170,037    (3)           15.1%
E.W. Glickman                          1,302,143    (4)            9.1%
M.L. and E.G. Galinson                   832,719    (5)            5.8%

(1) Shareholder addresses: Corus Bank, N.A., 3959 N. Lincoln Ave., Chicago, IL 60613
(2) Includes: 1,565,580 shares held as trustee for the Joseph C. Glickman Grantor Retained Annuity Trust; 356,160 shares held as sole trustee of various trusts for the benefit of his children; and 51,126 shares owned by the Robert and Caryn Glickman Foundation of which R.J. Glickman is a director and an officer. Also includes 40,000 vested stock options. R.J. Glickman is the son of J.C. and B.R. Glickman.
(3) Includes 1,565,580 shares held as a beneficiary of the Joseph C. Glickman Grantor Retained Annuity Trust for which R.J. Glickman has voting power.

(4) Includes 35,870 shares held as trustee for the benefit of various relatives of Joseph C. Glickman under Glickman Family Trusts dated September 21, 1987 and March 9, 1992. E.W. Glickman is the son of J.C. and B.R. Glickman.
(5) Includes 757,719 shares held as co-trustee of their family trust or as trustee for the benefit of their children or a family partnership; and, 75,000 shares held as co-trustee for various charitable trusts or foundations. E.G. Galinson is the daughter of J.C. and B.R. Glickman.

                          PROPOSAL ONE: ELECTION OF DIRECTORS

The Bylaws of Corus provide that the "Board of Directors shall consist of not less than five (5) nor more than thirteen (13) persons". The Bylaws also state that at the Annual Meeting of Shareholders the concurrence of a majority of all the issued and outstanding stock entitled to vote thereat shall be required for taking any action by the shareholders including the election of directors. At the meeting, it will be proposed to elect seven directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify. Shareholders of Corus have no cumulative voting rights with respect to the election of directors.

The following individuals are nominees for election. All of the nominees have indicated a willingness to serve, but in case any of the nominees is not a candidate at the Annual Meeting, it is the intention of the proxy holders to vote in favor of the remainder of those named and to vote for substitute nominees in their discretion. Information regarding these seven nominees and the number of shares of Common Stock beneficially owned by them as of February 28, 2001, is set forth below:

---------------------------------------------------------------------------------------------------
                                      DIRECTOR NOMINEES
---------------------------------------------------------------------------------------------------
   NAME, AGE AND PERIOD OF                        PRINCIPAL OCCUPATION AND
    SERVICE AS A DIRECTOR                     DIRECTORSHIPS FOR PAST FIVE YEARS
---------------------------------------------------------------------------------------------------
 JOSEPH C. GLICKMAN (85)                 Chairman of the Board of Directors of Corus.
 Director since 1958
---------------------------------------------------------------------------------------------------
 ROBERT J. GLICKMAN (54)                 President, Chief Executive Officer and Director of Corus.
 Director since 1972                     Director Corus Bank, N.A.  Son of J.C. Glickman.
---------------------------------------------------------------------------------------------------
 STEVEN D. FIFIELD (52)                  President and Chief Executive Officer, Fifield Realty Corp.
 Director since 1997                     Real estate development and construction.
---------------------------------------------------------------------------------------------------
 VANCE A. JOHNSON (54)                   Partner, Philip Rootberg & Company, LLP
 Director since 2000                     Certified Public Accountants
---------------------------------------------------------------------------------------------------
 MICHAEL LEVITT (56)                     President, Consolidated Currency Exchanges, Inc.
 Director since 1990                     Owns and operates check cashing businesses.
---------------------------------------------------------------------------------------------------
 RODNEY D. LUBEZNIK (53)                 President and Director, Restaurant Management Corp.
 Director since 1994                     Owns and operates restaurants.
---------------------------------------------------------------------------------------------------
 MICHAEL TANG (46)                       Vice Chairman, National Material, L.P.  Holding company
 Director since 1995                     for a group of metals related manufacturing, distribution and processing companies.

                                SECURITY OWNERSHIP OF MANAGEMENT
                                                                  AMOUNT AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP
                                                                    OF COMMON SHARES
DIRECTOR NOMINEES                         ADDRESS                 AT FEBRUARY 28, 2001          PERCENT
-----------------                        --------                 ---------------------         --------
Robert J. Glickman                   Chicago, Illinois                   4,525,573 (1)            31.5%
Joseph C. Glickman                   La Jolla, California                2,170,037 (1)            15.1%
Steven D. Fifield                    Chicago, Illinois                       5,000                 *
Vance A. Johnson                     Chicago, Illinois                           -                 -
Michael Levitt                       Chicago, Illinois                       5,600                 *
Rodney D. Lubeznik                   Michigan City, Indiana                  1,700                 *
Michael Tang                         Elk Grove Village, Illinois             2,000                 *

OTHER NAMED EXECUTIVE OFFICERS
------------------------------
Richard J. Koretz                    Highland Park, Illinois                11,600  (2)            0.1%
Michael G. Stein                     Skokie, Illinois                            -                 -
Tim H. Taylor                        Chicago, Illinois                         300                 *

Directors and all Executive Officers as a Group (14 in total)            5,174,148                36.0%

(*) Represents less than 0.1% of total common shares outstanding
(1) Includes 1,565,580 shares relating to the Joseph C. Glickman Grantor Retained Annuity Trust for which R.J. Glickman is trustee and has voting authority but J.C. Glickman, R.J. Glickman, E.W. Glickman and E.G. Galinson are beneficiaries.
(2) Includes 10,600 vested stock options

All of the Directors, except William H. Wendt, III (who attended 33% of the Board meetings), attended at least 75% of the Board meetings held while they were on the Board. There were four Board meetings held during 2000. Stock Option Committee membership includes all directors except Directors Joseph C. Glickman and Robert J. Glickman. The Stock Option Committee, which met once during the year and was attended by all committee members except for William H. Wendt, III and Michael Tang, approved all stock options granted during the year. Directors Joseph C. Glickman, Robert J. Glickman and Lubeznik serve on the Nominating Committee. The function of the Nominating Committee is to identify and recommend to the Board of Directors candidates for director nomination. The Nominating Committee did not meet in 2000 because all matters that would normally be discussed by that committee were discussed by the full Board of Directors. In August, Vance A. Johnson was appointed to the Board of Directors and Directors Horn and Wendt resigned.

The Audit Committee consists of three Directors. Prior to August, the committee included Directors Horn, Levitt and Lubeznik. Beginning in August, the Audit Committee membership consisted of Directors Fifield, Johnson and Lubeznik. In addition to reviewing internal control reports, regulatory examination reports and financial information prior to public release, the Audit Committee recommends the independent public accountants for appointment by the Board of Directors and reviews the results of the audit engagement. There were four regular Audit Committee meetings held in 2000 with all committee members present, with the exception of Director Lubeznik who was absent once. In addition, there were four Audit Committee meetings to review quarterly operating results prior to publicly releasing earnings and filing the 10-Q. These meetings were attended by the Chairman of the Audit Committee.

Report of the Audit Committee

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, and in accordance with its written charter, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Committee reviewed with the independent public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent public accountants the auditors' independence from management, and the Company, including the matters in the written disclosures required by the Independence Standards Board as well as considered the compatibility of non-audit services with the auditors' independence.

The Committee discussed with the Company's independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent public accountants.

Vance Johnson, Audit Committee Chair
Steven Fifield, Audit Committee Member
Rodney Lubeznik, Audit Committee Member

February 15, 2001

PROPOSAL TWO: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

On February 15, 2001, the Audit Committee and Board of Directors of Corus recommended that the shareholders ratify Arthur Andersen LLP at the 2001 Annual Meeting as independent public accountants of Corus for the year ending December 31, 2001.

One or more representatives of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. Arthur Andersen LLP representatives will be available to respond to appropriate questions that shareholders may have.

Audit Fees
Audit fees relating to the audit of Corus' annual financial statements and form 10-K for 2000 and for review of the financial statements included in the forms 10-Q filed during the year totaled $170,000.

Financial Information Systems Design and Implementation Fees
No services of this nature were provided by Arthur Andersen LLP in 2000.

All Other Fees
In addition to providing Audit services to the company, Arthur Andersen also provided non-audit services during 2000. The non-audit services consisted of internal audit and tax services. The total amount paid for these non- audit services in 2000 totaled $365,000. The Audit Committee considered whether the provision of these non- audit services was compatible with maintaining Arthur Andersen LLP's independence.

                             EXECUTIVE COMPENSATION

The following table sets forth all cash compensation for services in all capacities to Corus and its subsidiaries during the last three fiscal years by Corus' Chairman of the Board and Chief Executive Officer and includes the five highest-paid executive officers, who were serving as executive officers at December 31, 2000, as measured by 2000 compensation levels.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM COMPENSATION
                                                                 --------------------------------
                                    ANNUAL COMPENSATION                  AWARDS           PAYOUTS
-----------------------------------------------------------------------------------------------------------------
        (a)          (b)        (c)         (d)         (e)          (f)         (g)         (h)         (i)
                                                       OTHER                  SECURITIES                 ALL
       NAME                                            ANNUAL    RESTRICTED     UNDER-                  OTHER
        AND                                           COMPEN-      STOCK        LYING        LTIP      COMPEN-
     PRINCIPAL                SALARY      BONUS(1)   SATION (2)    AWARDS      OPTIONS/    PAYOUTS    SATION (3)
      POSITION       YEAR       ($)         ($)         ($)         ($)        SARS (#)      ($)         ($)
-----------------------------------------------------------------------------------------------------------------
Joseph C. Glickman   2000     150,000     350,000           0           0           0           0           0
Chairman of the      1999     150,000     250,000           0           0           0           0           0
Board                1998     150,000     250,000           0           0           0           0           0
-----------------------------------------------------------------------------------------------------------------
Robert J. Glickman   2000     500,000     500,000           0           0      50,000           0           0
President and        1999     500,000     500,000   3,606,250           0     200,000           0           0
CEO                  1998     500,000     500,000           0           0           0           0           0
-----------------------------------------------------------------------------------------------------------------
Richard J. Koretz    2000     160,000     300,000           0           0       4,000           0       1,500
Senior Vice          1999     160,000     180,000           0           0       5,000           0       1,500
President - Corus    1998     150,000     180,000           0           0       2,000           0       1,500
Bank, N.A
-----------------------------------------------------------------------------------------------------------------
Michael G. Stein     2000     225,000     454,705     110,650           0           0           0       1,500
Executive Vice       1999     200,000     417,194           0           0           0           0       1,500
President - Corus    1998     200,000     362,791           0           0           0           0       1,500
Bank, N.A
-----------------------------------------------------------------------------------------------------------------
Tim H. Taylor        2000     225,000     225,000     318,020           0      12,000           0       1,500
Executive Vice       1999     200,000     150,000           0           0       8,000           0       1,500
President and CFO    1998     185,000     120,000           0           0       6,000           0       1,500
-----------------------------------------------------------------------------------------------------------------

(1) Michael Stein earned additional bonus deferred under the Commercial Loan Officer Bonus Program. See Long-Term Incentive Plan Awards table.
(2) Represents gain on exercise of options. See table under heading Aggregated Options/SAR Exercises and Year-End Values
(3) Represents 401(k) matching contributions.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides stock options granted in 2000 to the named executive officers.


------------------------------------------------------------------------------------------------------------
                                  OPTION GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------
                                                                                 POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF
                                                                                     STOCK PRICE
                                                                                   APPRECIATION FOR
                              INDIVIDUAL GRANTS                                     OPTION TERM
------------------------------------------------------------------------------------------------------------
         (a)               (b)               (c)            (d)           (e)          (f)          (g)
                         NUMBER OF       % OF TOTAL
                        SECURITIES        OPTIONS/
                        UNDERLYING          SARS
                       OPTIONS/SARS      GRANTED TO      EXERCISE OR
                         GRANTED         EMPLOYEES        BASE PRICE    EXPIRATION
       NAME               (#)             IN 2000          ($/SH)          DATE        5% ($)     10% ($)
------------------------------------------------------------------------------------------------------------
Joseph C. Glickman             0                0                0              0          0            0
------------------------------------------------------------------------------------------------------------
Robert J. Glickman        50,000            45.93            25.00        5/23/10    786,118    1,992,178
------------------------------------------------------------------------------------------------------------
Richard J. Koretz          4,000             3.67            25.00        5/23/10     62,889      159,374
------------------------------------------------------------------------------------------------------------
Michael G. Stein               0                0                0              0          0            0
------------------------------------------------------------------------------------------------------------
Tim H. Taylor             12,000            11.02            25.00        5/23/10    188,668      478,123
------------------------------------------------------------------------------------------------------------

The options in the table above were granted on May 23, 2000. The options vest 20% per year over a five-year period.

AGGREGATED OPTION/SAR EXERCISES AND YEAR-END VALUES

The following table summarizes stock options that were exercised by each of the named executives during 2000 and the number and value of stock options that were unexercised at December 31, 2000.

-----------------------------------------------------------------------------------------------------
    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
-----------------------------------------------------------------------------------------------------

         (a)                 (b)            (c)                 (d)                       (e)
                                                           NUMBER OF
                                                     SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                          UNEXERCISED             IN-THE MONEY
                                                        OPTIONS/SARS AT         OPTIONS/SARS AT
                          SHARES                     DECEMBER 31, 2000 (#)    DECEMBER 31, 2000 ($)
                        ACQUIRED ON      VALUE            EXERCISABLE/             EXERCISABLE/
       NAME             EXERCISE (#)  REALIZED ($)       UNEXERCISABLE            UNEXERCISABLE
-----------------------------------------------------------------------------------------------------
Joseph C. Glickman              0              0                   0/0                         0/0
-----------------------------------------------------------------------------------------------------
Robert J. Glickman              0              0        40,000/210,000           754,375/4,241,719
-----------------------------------------------------------------------------------------------------
Richard J. Koretz               0              0         10,600/10,400             263,449/208,648
-----------------------------------------------------------------------------------------------------
Michael G. Stein            4,000        110,650                   0/0                         0/0
-----------------------------------------------------------------------------------------------------
Tim H. Taylor              16,800        318,020              0/25,200                   0/512,536
-----------------------------------------------------------------------------------------------------

The numbers and amounts in the preceding table represent non-qualified stock options. There have been no SARs or incentive stock options granted since the inception of the Plan to date.

LONG-TERM INCENTIVE PLAN AWARDS TABLE


-----------------------------------------------------------------------------------------------------
                                                                                   ESTIMATED FUTURE
                                                               PERIOD UNTIL          PAYOUTS UNDER
                  ORIGINATING    NUMBER OF      NOTE (1)      MATURATION OR            NON-STOCK
     NAME            YEAR        SHARES (1)       ($)            PAYOUT (1)        PRICE-BASED PLANS
-----------------------------------------------------------------------------------------------------
Michael Stein        1998          20,316             0              1 year                (2)
-----------------------------------------------------------------------------------------------------
Michael Stein        1999          20,000       141,874             9 years                (2)
-----------------------------------------------------------------------------------------------------
Michael Stein        2000          31,055             0            10 years                (2)
-----------------------------------------------------------------------------------------------------

The long-term incentive awards detailed in the above table relate to the Corus Bank, N.A. Bonus Program for the Commercial Loan Officers (the "CLO Bonus Program"). The adoption of the CLO Bonus Program was approved by Corus' shareholders at Corus' May 20, 1998 annual shareholder meeting.

The purpose of the CLO Bonus Program is to reward commercial loan officers for new business development on the basis of each officer's loan volume generation, the potential profitability, and the loan loss experience of such officer's loan portfolio, thereby more closely aligning the goals of the loan officers with the interests of Corus and its shareholders. The CLO Bonus Program is also intended to help attract and retain qualified loan officers. All commercial loan officers of Corus Bank are eligible to participate in the CLO Bonus Program. Currently there are approximately 15 officers of Corus eligible to participate, including Michael G. Stein.

(1) The CLO Bonus Program provides for deferred payment of a portion of annual commercial loan officer bonuses, which are calculated in accordance with the formula set forth in the CLO Bonus Program. These deferred amounts are subject to reduction in the event of certain circumstances relating to loan losses and non-performing loans.

     (a) In 1998, the plan offered participants the option to receive the deferred payments in the form of either a note payable or the equivalent of shares of Corus' Common Stock. In addition, those electing to receive equivalent shares would be entitled to receive a cash payment at the end of the deferral period equal to the amount of dividends that would have been paid during the deferral period on those shares. The deferred bonus amounts generally become payable at the end of a three-year deferral period.

     (b) In 1999 and 2000, the plan offered participants a combination of three options for investing their deferred payments. The deferral can be invested in the equivalent of: 1) a note indexed to 10-year Treasury rates, 2) shares of Corus' Common Stock or 3) a combination of Corus' Common Stock and a note indexed to the S&P 500 index. In addition, those electing options 2) or 3) would be entitled to receive an annual cash payment equal to the amount of dividends earned on the underlying Corus Common Stock. The deferred bonus amounts generally become payable at the end of a ten-year deferral period.

(2) Future payouts will be calculated as the sum of the current value of any notes plus the product of the underlying shares multiplied by the then-current stock price.

Due to the deferral options selected, the amount ultimately paid to Mr. Stein will depend on both the future price of Corus Common Stock and the performance of the S&P 500 index. Furthermore, as mentioned above, final payments to Mr. Stein will depend on any losses on loans which are used in calculating bonuses under the CLO Bonus Program, that occur between the time of deferral and the ultimate payout of the deferred bonus.

BENEFIT PLANS

Upon attainment of normal retirement date, a participant is entitled to receive a monthly benefit for life equal to 22.5% of final monthly average compensation up to covered compensation, plus 37.5% of such participants final monthly compensation in excess of covered compensation, decreased proportionately for less than 30 years of credited service. The maximum level of annual compensation for computing retirement benefits in 2000 was $170,000. An employee is vested in the plan after five years of service. Joseph C. Glickman does not participate in this plan.

The following table has built in reasonable increases in compensation on the existing salary ranges up to a maximum final average compensation level of $200,000, indexed for the respective years and sets forth the estimated annual benefits payable upon retirement at age 65 for the specified compensation and years of service. The pension benefits are on the basis of a straight life annuity and are not reduced for social security or other benefits received by participants. Annual pension benefits remain fixed after 30 years of service.

--------------------------------------------------------------------------------
                                          YEARS OF SERVICE
 FINAL AVERAGE    --------------------------------------------------------------
 COMPENSATION (1)        10           15           20          25          30
--------------------------------------------------------------------------------
    $125,000          $ 13,117    $ 19,262     $ 25,293    $ 31,428     $ 37,695
--------------------------------------------------------------------------------
     150,000            16,242      23,949       31,543      39,240       47,070
--------------------------------------------------------------------------------
     175,000            18,742      27,699       36,543      45,490       54,570
--------------------------------------------------------------------------------
     200,000            18,742      27,699       36,543      45,490       54,570
--------------------------------------------------------------------------------

(1) The average annual compensation includes the participant's salary and bonus. Robert J. Glickman, Richard J. Koretz, Michael G. Stein and Tim H. Taylor all had salary and bonus in excess of $170,000, and as such, are covered only up to the maximum average compensation of $170,000. Joseph C. Glickman is not covered under Corus' retirement plan.

The years of credited service as of December 31, 2000 for the individuals in the cash compensation table are as follows: Robert J. Glickman, 31.0 years; Richard
J. Koretz, 9.0 years; Michael G. Stein, 9.5 years and, Tim H. Taylor, 12.5 years.

The Corus Bankshares Employees' Savings Plan & Trust ("the 401(k) Plan") is a defined contribution plan which is offered to employees who have completed one year of service and who are at least 21 years in age. Under the 401(k) Plan an employee may contribute up to 15% of compensation, not to exceed $10,500 in 2000, into a retirement investment program. Employees are vested in the matching contributions and the interest thereon after five years of credited service in the 401(k) Plan. In 2000, Corus matched 20% of pretax contributions to a maximum contribution of $1,500 per person.
Matching contributions for Richard J. Koretz, Michael G. Stein and Tim H. Taylor were $1,500 per person in 2000. Joseph C. Glickman and Robert J. Glickman did not participate in Corus' 401(k) Plan in 2000.

Robert J. Glickman, Richard J. Koretz, Michael G. Stein and Tim H. Taylor are covered under the medical and dental insurance plans offered by Corus to all of its full-time employees.

COMPENSATION OF DIRECTORS

No fees were paid to Joseph C. Glickman and Robert J. Glickman for directors or committee meetings in 2000. All other directors were paid $4,500 per Board of Directors meeting attended for the first two meetings of 2000 and $5,500 per Board of Directors meeting attended for the last two meetings of 2000. Directors Fifield, Horn, Levitt, and Lubeznik were paid $1,000 for the Stock Option Committee meeting. In addition, each director attending an Audit Committee meeting was paid $1,000 per meeting. Finally, Director Johnson was paid an additional $8,000 as Chairman of the Audit Committee.

CHANGE-IN-CONTROL AGREEMENTS

Corus currently has Change-In-Control Employment Agreements ("Agreements") with Mr. Richard J. Koretz and three other executive officers ("Covered Executives") not named in the Summary Compensation Table. The purpose of the Agreements is to provide severance compensation to each covered executive officer in the event of the voluntary or involuntary termination after a change in control of Corus. "Change-in-Control" generally occurs on the date when an individual, corporation or partnership (with certain exceptions) becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the stock of Corus representing 50% or more of the total voting power of Corus' then outstanding stock. Neither Joseph C. Glickman nor Robert J. Glickman have change-in-control agreements.

Compensation provided to the Covered Executives would be in the form of a lump sum payment equal to (1) 150%-300% of the Covered Executive's annual base salary if that person resigns for good reason or if that person is terminated by Corus (other than for cause) plus a pro-ration of any prior year's bonus paid, or any bonus paid in the year before the Change-in-Control, if greater, for the amount of time employed in the year of termination, or (2) 75%-150% of the Covered Executive's annual base salary if the executive initiates termination during the 30-day period following the first anniversary of the change in control. "Good reason" means (i) any failure by Corus to comply with the provisions of the Agreement relating to compensation and benefits, or (ii) Corus' relocation of the executive's principal job location to a location, other than Corus' headquarters on the date of the Change-in- Control, more than 35 miles from his principal job location on the date of the Change-in-Control. However, no severance compensation is due the Covered Executive if employment is terminated for cause. Additionally, no severance compensation would be due after the death of a Covered Executive. In the event the Covered Executive obtains other employment prior to the first anniversary of the date of his termination of employment with Corus, he shall repay Corus an amount equal to 50% of any compensation received from such employment during the twelve-month period following termination from Corus but not more than the lump sum payment, if any, received by the Covered Executive. Additionally, severance payments will be reduced and/or eliminated if the payments are prohibited by any banking regulations or the loss of a deduction would result under Section 280(g) of the Internal Revenue Code.

The term of all of the Agreements expire on January 31, 2002; provided, however, that on such date and on each January 31st thereafter, the term of the Agreements shall automatically be extended for one additional year unless, not later than thirty days prior to the expiration of the term, either party shall have given notice that such party does not wish to extend the term. Further, if a Change-in-Control shall have occurred during the original or any extended term of the Agreements, the term of the Agreements shall continue for a period of 36 calendar months beyond the calendar month in which such Change-in-Control occurs.

REPORT ON REPRICING OF OPTIONS/SARS

At no time during the fiscal year ended December 31, 2000 did Corus adjust or amend the exercise price of existing stock options or SARs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Corus' entire Board of Directors participates in determining executive officer compensation and, therefore, Corus has no compensation committee. Joseph C. Glickman and Robert J. Glickman abstain from votes of the Corus Board of Directors regarding their compensation as officers of Corus. Corus' Board of Directors had no compensation committee interlocks with any other entity. In the case of the 1999 Stock Option Plan, only the Stock Option Committee will make awards under the Plan.

BOARD REPORT ON EXECUTIVE COMPENSATION

OVERALL COMPENSATION PHILOSOPHY

Corus' executive compensation objective is to link compensation with corporate and individual performance in a manner which, recognizing the marketplace practices of other bank holding companies, will retain and attract executives who can achieve the short and long-term goals of Corus. The policy is to provide for competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon achievement of annual corporate performance, and awards of stock-based incentive opportunities. The combined result is a strengthening of the mutuality of interest in Corus' long-term performance between its executive officers and Corus' shareholders.

TIMING OF THE BOARD OF DIRECTOR COMPENSATION REVIEW

The Board of Directors (the "Board") awarded 2000 bonuses at its November 15, 2000 meeting and set 2000 base salaries at its November 17, 1999 meeting. This report is based upon the decisions made at those meetings. To the extent that specific performance factors were discussed, the Board considered Corus' actual performance for the nine months ended September 30, 2000 and projections for the entire fiscal year.

Corus' entire Board participates in determining executive officer compensation. Corus does not have a separate compensation committee. In the case of the 1999 Stock Option Plan, only the Stock Option Committee will act.

PEER GROUP COMPARISONS

At various stages of this report, the members of the Board assess Corus' performance relative to its peer publicly traded bank holding companies ranging in size of $2 to $5 billion in the current year and over time. This peer group is the appropriate group to utilize when assessing comparative performance factors and the peer group is a subset of the NASDAQ BANK STOCKS indices used in the performance graph on page 15.

BASE SALARIES

A base salary has been established for each executive officer. These base salaries are established in relation to the external marketplace and internal factors including but not limited to the following factors: (1) the compensation history of the individual officer, (2) the individual's years of experience with Corus and in the industry, (3) the performance and contribution of the individual officer, and (4) the job responsibility of the individual officer.

Additionally, the Board also considers various qualitative factors including, but not limited to, knowledge of the banking industry, the ability to recruit and build a management team, commitment and dedication, and entrepreneurial spirit. As a matter of policy, the Board does not assign weights to the factors above for any of its executive officers due to the belief that the evaluation and awarding of compensation to the executive officer group cannot be simplified to a mathematical computation. As such, the compensation policy used by the Board to set base salaries is considered subjective.

BONUSES

Executives may earn cash bonuses on an annual basis (the "Bonus Program"). The Bonus Program is designed to promote a pay-for-performance philosophy by placing a significant portion of total compensation "at risk" while rewarding outstanding performance or achievement. The Board considers the achievements of each executive officer for that year. The achievements may be quantitative or qualitative. Qualitative factors include but are not limited to commitment, dedication, or a demonstration of the entrepreneurial spirit. The Board is of the opinion that Corus is still small enough an organization to know what contribution an executive officer has made in a given year.

STOCK OPTIONS

Corus grants stock options pursuant to the 1999 Stock Option Plan, which was approved by the shareholders at the 1999 Annual Meeting of Shareholders. In 2000, options were granted to named executives as listed in the Executive Compensation section. All named executive officers presently hold stock options, except for Joseph C. Glickman, who does not participate in Corus' Stock Option Plan, and Michael G. Stein. The Board felt that the present level of options, after consideration of the 2000 grants, was appropriate.

The Stock Option Committee will not assign specific company or individual objectives when evaluating the awarding of stock options for the CEO or its other executive officers; and, as such, the compensation policies used by the Stock Option Committee when determining stock option awards will be considered subjective.

COMMERCIAL LOAN OFFICER BONUS PROGRAM

As cited, Corus also has the Corus Bank, N.A. CLO Bonus Program. The purpose of the CLO Bonus Program is to reward commercial loan officers for new business development on the basis of each officer's loan volume generation, the potential profitability and the loan loss experience of such officer's loan portfolio, thereby more closely aligning the goals of the loan officers with the interests of Corus and its shareholders. The CLO Bonus Program is also intended to help attract and retain qualified loan officers. All commercial loan officers of Corus Bank are eligible to participate in the CLO Bonus Program. Currently there are approximately 15 officers of Corus eligible to participate, including Michael G. Stein.

CEO COMPENSATION

The factors discussed above in the "Base Salary" section are the basis for determining the base salary level of the CEO, Mr. Robert J. Glickman. Mr. Glickman's salary did not change from 1999 to 2000.

The 2000 bonus amount to the CEO was based on his leadership in attaining, among other criteria, the following:

       (1) For the nine months ended September 30, 2000, Corus Bank's return on average assets and return on average equity were 2.05% and 25.0%, respectively. At the November, 2000 Corus Board meeting, the members considered these actual performance factors along with annual projections, which indicated similar ratios for the entire fiscal year. By comparison, our peer group had performance ratios of approximately 1.2% and 16.6%, respectively, for the same period in 2000. These two performance measures place Corus Bank near the top of its peer group.

           Importantly, due to Corus' large holdings of common stocks, as discussed below in item (3), the consolidated results for Corus are neither meaningful for year-to-year comparisons nor for peer comparison. It is more appropriate to look at the performance of Corus' Bank separate from that of the common stocks.

       (2) Corus Bank's efficiency ratio for the first nine months of 2000 was approximately 39%, whereas our peer group experienced an efficiency ratio of approximately 58%. The efficiency ratio is a banking industry measure, which is calculated by dividing noninterest expenses less goodwill amortization by the sum of noninterest income (net of security gains) and fully tax-equivalent net interest income. A ratio of less than 50% is generally considered excellent in the banking industry. As such, Corus' ratio in 2000 continues to be considered outstanding by the Board.

       (3) The Board noted the success of the investment in the common stock portfolio. It was noted that the idea of creating a stock portfolio was the CEO's. It was also noted that the CEO was in charge of all investment decisions related to this stock portfolio. At October 31, 2000, the unrealized gains in the portfolio were $56 million and the realized gains, since inception of the portfolio in mid-1994, were nearly $33 million. Together with the dividends of over $16 million received since inception of the stock program, brings the total return to over $105 million as of October 31, 2000. While the unrealized gains are not included in net income until the securities are sold, they represent an economic gain to shareholders. Successful management and prudent deployment of capital enabled management to generate an outstanding return on this portfolio.

           Importantly, this portfolio is maintained at the holding company level and is therefore not reflected in the financial results of the Bank.

       (4) Over the past five years, Corus' stock has not performed as well as the NASDAQ STOCK MARKET index or the NASDAQ BANK STOCK index as reflected in the performance graph on page 15. However, the related appreciation of Corus' stock price over the past five-year period equates to a gain to its shareholders in excess of $300 million. The Board believes that Corus is well positioned for future growth and stock price appreciation.

       (5) The members of the Board have determined that Robert J. Glickman is a person with extreme dedication to the success of Corus and has exhibited such dedication through his entrepreneurial spirit, hard work ethic, knowledge of the banking industry and his ability to recruit a management team with the same characteristics.

TAX CONSIDERATIONS

The Board has considered the provisions of Section 162(m) of the Internal Revenue Code which, except in the case of "performance-based compensation" and certain other types of compensation, limit to $1,000,000 the amount of Corus' federal income tax deduction for compensation paid to any of the chief executive officer and the other four most highly paid executive officers. The Board believes that Corus' current compensation arrangements, which are primarily based upon performance measures expected to be reflected in increasing stockholder value over time, should not be altered to artificially maintain or reduce executive compensation at or below the deduction limit specified in
Section 162(m). However, in order to maximize Corus' corporate tax deduction, it is the Board's policy to administer executive compensation in conformance with the provisions of Section 162(m), except where, in the Board's judgment, the interest of Corus and its stockholders are better served by a different approach.

CONCLUSION

The Board believes the executive officers' individual compensation programs discussed in this report are designed in a manner which is consistent with Corus' overall compensation philosophy. As such, the compensation provided to Corus' CEO, Mr. R. J. Glickman, and to the other executive officers is deemed appropriate.

                                                JOSEPH C. GLICKMAN
                                                ROBERT J. GLICKMAN
                                                STEVEN D. FIFIELD
                                                VANCE A. JOHNSON
                                                MICHAEL LEVITT
                                                RODNEY D. LUBEZNIK
                                                MICHAEL TANG

PERFORMANCE GRAPH

The following chart compares the cumulative total returns of Corus Bankshares, Inc., the NASDAQ Stock Market (U.S.) (broad market index) and NASDAQ bank stocks (peer group index). The NASDAQ Stock Market for United States Companies index comprises all domestic common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The NASDAQ Bank Stocks index comprises all banks traded on the NASDAQ National Market and NASDAQ Small-Cap Market. The chart assumes an investment of $100 on January 1, 1996 and dividend reinvestment throughout the period.


                              [PERFORMANCE GRAPH]


                                                           Dollar Value of Investment at December 31
                              --------------------------------------------------------------------------------------------
                                        1995           1996            1997           1998           1999            2000
                                        ----           ----            ----           ----           ----            ----
Nasdaq Stock Market (US)                $100           $123            $151           $213           $395            $238
Nasdaq Bank Stocks                       100            132             221            220            211             241
CORUS BANKSHARES, INC.                   100            128             160            132            100             212

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Certain Directors and Executive Officers are, at present, customers of Corus' subsidiary bank and have transactions with the bank in the ordinary course of business. Such transactions have been and will continue to be on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons. Such transactions did not, and will not, involve more than the normal risk of collectability or present other unfavorable features. One such loan was made in the fourth quarter of 2000 to a partnership of which Director Steven Fifield, a member of Corus' Audit Committee, is a partner. As a result of this loan, Director Fifield is no longer considered an independent Director under Rule 4200 of the National Association of Securities Dealers ("NASD"). Consequently, a new Audit Committee member will be appointed prior to the Annual Meeting. All other Audit Committee members are independent Directors.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the company's Officers and Directors, and persons who own more than 10 percent of the company's Common Stock or Preferred Stock, to file reports of beneficial ownership and changes in beneficial ownership of the Common Stock or Preferred Stock with the Securities and Exchange Commission. Based solely upon a review of the copies of such forms received by the Company during or with respect to its most recent fiscal year, the company believes that all such reports were filed in a timely manner.

                                FUTURE PROPOSALS

Shareholders' proposals intended to be included in the Proxy statement and Form of Proxy Card for Corus' 2002 Annual Meeting, including nominees for director to be considered by the Nominating Committee, in accordance with SEC Rule 14a-8, must be received in writing by the Secretary of Corus no later than November 20, 2001, in order to be considered for inclusion in the proxy material for that meeting.

A stockholder that intends to present business at the 2002 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in Rule 14a-4(c). Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof to the Company not later than 45 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders. Therefore, because the Company anticipates holding its 2001 annual meeting on April 23, 2001, the Company must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than March 9, 2002.

                                 OTHER BUSINESS

Corus is unaware of any other matter to be acted upon at the meeting for shareholder vote. In case of any matter properly coming before the meeting for shareholder vote, the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

By order of the Board of Directors,


                                               /s/ MICHAEL E. DULBERG
                                               Michael E. Dulberg
                                               Secretary
March 19, 2001

                             CORUS BANKSHARES, INC.
                            3959 North Lincoln Avenue
                             Chicago, Illinois 60613

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, revoking previous proxies for such stock, hereby appoints J.C. Glickman and R.J. Glickman or either of them the proxy of the undersigned with full power of substitution, to vote all stock of Corus Bankshares, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Corporation TO BE HELD IN THE OFFICE OF CORUS BANK, N.A., 4800 N. WESTERN AVENUE, CHICAGO, ILLINOIS 60625, at 10:00 a.m. on April 23, 2001, and at any adjournment thereof:

              (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)




--------------------------------------------------------------------------------
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

                                                                                                         Please mark     [X]
                                                                                                         your votes as
                                                                                                         indicated in
                                                                                                         this example


1. Election of Directors.

     FOR all nominees            WITHHOLD                        (INSTRUCTIONS: To withhold authority to vote for any
   listed to the right           AUTHORITY                       individual nominee strike a line through the nominee's name
    (except as marked     to vote for all nominees               in the list below)
     to the contrary)        listed to the right
           [ ]                      [ ]                          Joseph C. Glickman     Vance A. Johnson       Michael Tang
                                                                 Robert J. Glickman     Michael Levitt
                                                                 Steven D. Fifield      Rodney D. Lubeznik

2. Proposal to approve the appointment of Arthur Andersen        In their discretion, the proxies are authorized to vote upon
   LLP as the independent public accountants of the Company.     such other business as may properly come before the meeting.
                                                                 This proxy will be voted as directed. Unless otherwise
           FOR       AGAINST      ABSTAIN                        marked, proxies will be voted FOR the election of directors
           [ ]         [ ]          [ ]                          and ratification of auditors, and in accordance with their best judgement upon such other matters as may properly come before said meeting or any adjournment thereof.



                                                                               ____   The undersigned, may, at any time prior
                                                                                   |  to the Annual Meeting of Shareholders,
                                                                                   |  revoke this Proxy.
                                                                                   |
                                                                                      Dated:____________________________, 2001


                                                                                      ----------------------------------------
                                                                                      Signature

                                                                                      ----------------------------------------
                                                                                      Signature, if held jointly

                                                                                      (The shareholder's signature should be
                                                                                      exactly as it appears on stock
                                                                                      certificate. In case stock is held
                                                                                      jointly, all parties should sign. If you
                                                                                      sign as an attorney, trustee,
                                                                                      administrator, executor or guardian,
                                                                                      please give full title as such.
                                                                                      Corporations should sign by duly
                                                                                      authorized officer and affix seal.)
------------------------------------------------------------------------------------------------------------------------------

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